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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: June 14, 2001
(Date of earliest event reported)

US SEARCH.COM Inc.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-26149 Commission File:	95-4504143 (IRS Employer Identification No.)

5401 Beethoven Street
Los Angeles, CA 90066
(Address of Principal executive offices, including zip code)

(310) 302-6300
(Registrant's telephone number, including area code)

ITEM 5. Other Events.

    As previously announced on February 20, 2001, the Registrant had received a Nasdaq Staff Determination indicating that the Registrant was not in compliance with the $1 per share minimum bid price, as set forth in Marketplace Rule 4450(a)(5), and that its securities were subject to delisting from The Nasdaq National Market. On March 28, 2001, the management of the Registrant participated in a hearing with the Nasdaq Listing Qualifications Panel to appeal the Nasdaq Staff Determination. At the hearing, the Company's management also addressed the Company's noncompliance with the net tangible assets requirement of Marketplace Rule 4450(a)(3) and the market value of the public float requirement of Marketplace Rule 4450(a)(2).

    On June 14, 2001 the Registrant received notification from The Nasdaq Stock Market, Inc., that the Nasdaq Listing Qualifications Panel (the "Panel") made a determination in the matter US Search.com Inc. that the Registrant has regained compliance with the $1.00 bid price and $5,000,000 market value of the public float requirements of Marketplace Rule 4450(a). Additionally, the Panel acknowledged that the Registrant appears to have regained compliance with the $4,000,000 net tangible assets requirement and demonstrated its ability to sustain long term compliance with that requirement. Accordingly, the Panel determined to continue the listing of the Registrant's securities on the Nasdaq National Market pursuant to the following exception: On or before June 22, 2001, the Registrant must make a public filing with the SEC and Nasdaq evidencing net tangible assets of at least $9,000,000. The filing must contain an April 30, 2001 balance sheet, with pro forma adjustments for any significant events or circumstances occurring on or before the filing date.

    On June 5, 2001, the Registrant issued to Pequot Private Equity Fund II, L.P., a Delaware limited partnership (the "Purchaser") 203,113 shares of the Registrant's newly-issued Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred") and a warrant to purchase an additional 5,000 shares of Series A-1 Preferred (the "Series A-1 Warrant"). The Series A-1 Preferred and the Series A-1 Warrant (collectively, the "Securities") were issued pursuant to a Preferred Stock Exchange and Purchase Agreement by and between the Registrant and Purchaser (the "Agreement.")

    In satisfaction of the exception referenced in the Panel's decision of June 14, 2001, the Registrant is filing herewith an April 30, 2001 historical balance sheet (unaudited) and an April 30, 2001 balance sheet with pro forma adjustments reflecting the Series A-1 Preferred transaction which was completed on June 5, 2001. The April 30, 2001 pro forma balance sheet evidences net tangible assets in excess of $9,000,000, thereby satisfying the Panel's exception.

ITEM 7. Financial Statements and Exhibits.

US Search.com Inc.
Condensed Balance Sheets

	Actual April 30, 2001	Pro Forma (1) April 30, 2001
	(Unaudited)	(Unaudited)
ASSETS:
Cash and cash equivalents (including restricted cash of $1,200,000)	$6,588,000	$6,588,000
Other current assets	1,215,000	1,215,000

Total current assets	7,803,000	7,803,000
Property and equipment, net	7,655,000	7,655,000
Other assets	175,000	175,000

Total assets	$15,633,000	$15,633,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued liabilities	$5,048,000	$4,959,000
Notes payable	427,000	427,000
Convertible notes payable	9,848,000	—
Capital lease obligations, current portion	355,000	355,000

Total current liabilities	15,678,000	5,741,000
Other non-current liabilities	27,000	27,000

Total liabilities	15,705,000	5,768,000
Series A mandatorily redeemable preferred stock	6,531,000
Total stockholders' equity (deficit)	(6,603,000)	9,865,000

Total liabilities and stockholders' equity (deficit)	$15,633,000	$15,633,000

(1)
The Pro forma balance sheet as of April 30, 2001 gives effect to:
•
The accretion to convertible notes payable (the "Notes") of $302,000 for the remaining discount associated with warrants and issue costs incurred on the issuance of the notes payable to Pequot Private Equity Fund II, L.P.;

•
The conversion of the Notes. totaling $10,150,000 plus accrued interest of $161,000 (of which $72,000 was recorded subsequent to April 30, 2001) into 103,113 shares of Series A-1 convertible preferred stock (classified as permanent equity); and

•
The cancellation of 100,000 shares of Series A mandatorily redeemable preferred stock, the cancellation of warrants to purchase 75,000 shares of Series A mandatorily redeemable preferred stock and the issuance of 100,000 shares of Series A-1 convertible preferred stock (classified as permanent equity).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

US SEARCH.com Inc.
Date: June 22, 2001	By:	/s/ BRENT N. COHEN Name: Brent N. Cohen Title: Chief Executive Officer

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US Search.com Inc. Condensed Balance Sheets
SIGNATURES